Exhibit 99.1


NEWS

For Release    Immediate


Contacts       (News Media) Jim Rosensteele, SVP, Marketing
                  Communications 317.817.4418
               (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893

         Conseco to Redeem All Issued and Outstanding Shares of Class A
           Senior Cumulative Convertible Exchangeable Preferred Stock

Carmel, Ind., May 12, 2004-- Conseco, Inc. (NYSE: CNO) today announced that it was calling for redemption all of the issued and outstanding shares of its class A senior cumulative convertible exchangeable preferred stock (OTCBB: CNSJP) on the redemption date of June 11, 2004.

Conseco will pay a redemption price of $25.72916 per share of class A preferred stock. This represents a liquidation preference of $25.00 per share plus accrued and unpaid dividends to the redemption date of $0.72916 per share. The redemption price is payable in cash without interest. To fund the redemption, Conseco is using a portion of the proceeds it received from the offerings of 44,000,000 shares of its common stock and 24,000,000 shares of its 5.50% class B mandatorily convertible preferred stock that it completed on May 12, 2004.

On May 12, 2004, Conseco deposited the aggregate redemption price in trust for the holders of the class A preferred stock with Wachovia Bank, N.A. As a result, from and after the close of business on May 12, 2004, the class A preferred stock shall not be deemed to be outstanding and the rights of the holders of the class A preferred stock shall be limited to the right to receive the redemption price, upon surrender of the certificates representing the class A preferred stock as set forth in the redemption notice.

A redemption notice has been delivered to holders of record of the class A preferred stock as of May 12, 2004. Questions relating to the notice should be directed to Wachovia Bank, N.A. at (800) 829-8432.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial future. For more information, visit Conseco's web site at www.conseco.com.

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